                                                                  Exhibit (d)(3)

                             EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into as of January 26, 2001, by and between Command Systems, Inc., a Delaware company (the "Company"), Edward G. Caputo (the "Executive"), and ICICI Infotech Inc., a Delaware corporation (the "Parent") (hereinafter collectively referred to as "the parties").

         WHEREAS, the Executive has heretofore been employed by the Company as its President and Chief Executive Officer and Chairman and is experienced in all phases of its business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

         WHEREAS, the Company, the Parent, and ICICI Acquisition Corporation, a Delaware corporation and indirect subsidiary of Parent (the "Sub") entered into an Agreement and Plan of Merger, dated January , 2001 (the "Merger Agreement"), pursuant to which the Sub would make a cash tender to purchase the outstanding shares of the Company; and

         WHEREAS, Parent, the Sub, PHL Global Holding Company, a Delaware insurance corporation and the Executive entered into a Stock Tender Agreement, dated January 26, 2001 (the "Stock Tender Agreement") pursuant to which the Executive agreed to tender and sell his shares to the Sub and/or Parent pursuant to the tender offer (the 'Tender Offer'); and

         NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

         1.   Term.  The initial term of employment of the Executive under this
              ----
Agreement shall be for the period commencing on the consummation of the Tender Offer made pursuant to Merger Agreement (the "Commencement Time") and ending on the second anniversary of the Commencement Time (the "Initial Term"); provided,
                                                                      --------
however, that upon the expiration of the Initial Term, this Agreement shall be
-------
automatically extended for a period of one year and again for successive one-year periods on each anniversary thereof, unless either the Company or the Executive shall have given written notice to the other at least ninety days prior thereto that the term of this Agreement shall not be so extended (the Initial Term, as extended and/or earlier terminated in accordance with the provisions hereof, the "Term"); and provided further, that this Agreement shall have no force and effect if the Tender Offer contemplated pursuant to the Merger Agreement is not consummated for any reason.

         2.   Employment.
              ----------

              (a) Position.  The Executive shall be employed as the President of
                  --------
the Company. The Executive shall perform such functions as may be delegated by Mr. V. Srinivasan and will undertake such responsibilities, provided the functions and responsibilities are consistent with those performed or undertaken by other persons of similar position in the Parent. Such functions include i) responsibility for developing new relationship with potential customers and new channel sales partners, ii) representing the Company at seminars, conventions and other speaking engagements, iii) participating in investor relations, identifying and negotiating with acquisition candidates and iv) otherwise marketing Company's services and products. The Executive shall report to Mr. V. Srinivasan so long as he is employed by Parent or an affiliate of Parent as Managing Director and if he is no longer Managing Director to his successor in office and the Board of Directors of the Company. The parties acknowledge that the Company may combine operations with or merge with other businesses or otherwise expand and there may be multiple Presidents of the Company.

              (b) Obligations.  The Executive agrees to devote his full business
                  -----------
time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civil or charitable boards or committees or managing personal investments, so long as (i) such activities do not interfere with the performance of the Executive's responsibilities hereunder, and (ii) such boards and committees are on, and such investments are not in, entities that are engaged in the Business of the Company; provided however that Executive must obtain the prior written approval of the Board of Directors of the Company to serve on more than two boards and two committees. Any service on boards or committees and any investments described in this Section 2(b) shall be on Executive's own behalf and not on behalf of the Company unless explicitly so agreed between the Company and Executive in writing.

         3.   Base Salary.  The Company agrees to pay or cause to be paid to the
              -----------
Executive during the Term of this Agreement a base salary at the rate of $300,000 per year or such larger amount as the Board may from time to time determine (hereinafter referred to as the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

         4.   Employee Benefits.  The Executive shall be entitled to participate
              -----------------
in all employee benefit plans, practices and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time during the Term, provided, however, that the Executives' benefit
                              --------  -------
shall be not less than (a) those benefits currently offered by the Company to the Executive in year 2001 and (b) those benefits offered by Parent to its similarly situated executives, whichever is greater. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

         5.   Incentive Compensation.  The Executive shall be entitled to
              ----------------------
participate in the Company's applicable incentive compensation plan including incentive and other stock option plans available to senior executives on such terms and conditions as may be determined from time to time by the Board which are consistent with arrangements generally available to similarly situated employees of the Parent.

         6.   Other Benefits.
              --------------

              (a) Life Insurance.
                  --------------

              (i) During the Term of this Agreement, the Company shall maintain in effect the life insurance policy on the life of Executive as in effect on the date hereof in accordance with the practice currently followed by the Company, or a substantially similar plan, proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

              (ii) During the Term of this Agreement, the Company shall be entitled to maintain a "key person" term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

              (b) Expenses.  The Executive shall be entitled to receive prompt
                  --------
reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, provided that such expense reimbursement is in accordance with historical practices of the Company, and provided, further, that Executive must receive the prior written approval of the Managing Director of Parent if expenses, individually or in the aggregate, exceed $7,500 in any given month. The Executive shall be entitled to travel Business class for business trips.

              (c) Office and Facilities.  The Executive shall be provided with
                  ---------------------
his current office in Farmington, Connecticut or if the Company shall relocate its Farmington, Connecticut office in the Hartford, Connecticut metropolitan area, the Executive shall be provided with a comparable office and the Executive shall also be provided an appropriate office in Boston, Massachusetts, which will be the Executive's primary office. The Executive shall be provided with access to such secretarial and other support facilities of the Company as are adequate for the performance of his duties hereunder, which includes one administrative assistant at his then primary office, which is initially in Boston, Massachusetts.

              (d) Fringe Benefits Perquisites.  The Executive shall be entitled
                  ---------------------------
to all fringe benefits and perquisites generally made available by the Company to its executives. In addition, the Executive shall receive car allowance of up to $1,000 per month, and annual club dues with the Hartford Club, which is currently being enjoyed by the Executive.

         7.   Vacation.  The Executive shall be entitled to annual vacation in
              --------
accordance with the policies as periodically established by the Board for similarly situated executives of the Company, which shall in no event be less than four weeks per year.

         8.   Termination.  The Executive's employment hereunder may be
              -----------
terminated under the following circumstances:

          (a) Disability.  The Company shall be entitled to terminate the
              ----------
Executive's employment after having established the Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which substantially impairs the Executive's ability to perform his duties under this Agreement for a period of at least six (6) months in any twelve (12) month period as determined in accordance with the Company's Long Term Disability Plan.

          (b) Cause.  (i)  The Company shall be entitled to terminate the
              -----
Executive's employment for "Cause". For purposes of this Agreement, "Cause" shall mean: (A) chronic alcoholism if Executive is unable to perform his duties hereunder; (B) drug addiction if Executive is unable to perform his duties hereunder; (C) the Executive's (I) indictment or conviction for a felony or any misdemeanor involving moral turpitude, fraud, dishonesty, disloyalty or misrepresentation, (II) misappropriation or embezzlement of funds or assets from the Company, or (III) entering into transactions with entities in which the Executive has a controlling interest, unless approved by the Board of Directors of the Company, (D) any act or omission that constitutes a material breach by Executive of any material provision of this Agreement, unless such act or omission is curable and is cured within five business days of receipt by Executive of notice of such act or omission; (E) committing acts amounting to gross negligence or willful misconduct to the material detriment of the Company or (F) Executive's continuous or repeated failure to perform the lawful and reasonable directives of the Managing Director of the Parent or its Board of Directors so long as such directives are consistent with the Executive's position with the Company and this Agreement, provided that, the Executive shall
                                              -------- ----
have received notice of such refusal or failure to perform and if such refusal or failure is curable within a reasonable time period without material harm to the Company, the refusal or failure shall not constitute Cause until such time period has passed without the Executive having cured the same.

               (ii) The Executive shall be given written notice by the Board of termination for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be entitled to a hearing before the Board of Directors of the Company or a committee thereof established for such purpose and to be accompanied by legal counsel. Such hearing shall be held within 15 days of notice to the Company by the Executive, provided that Executive requests such hearing within 30 days of the written notice from the Board of Directors of the Company of the termination for Cause. In the event, the Company does not receive any such notice from the Executive within the said specified period, it will be assumed that the Executive will have no Cause for hearing, and the Executive will be terminated effective at the expiry of the 30 day period following delivery of written notice of termination for Cause from the Board of Directors.

          (c) Termination by the Executive.  The Executive may terminate
              ----------------------------
employment hereunder for "Good Reason" which means:

               (1) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his status, title, position or responsibilities as in effect at the Commencement Time or any time thereafter; the assignment to the Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect at the Commencement Time or at any time thereafter; or any removal of the Executive from or failure to reappoint or reelect him to any of such office or position, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason; it being understood that termination for Good Reason shall not be deemed to include termination based on the hiring of multiple Presidents.

                (2) a reduction in the Executive's Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled hereunder within 30 days of notice thereof;

                (3) the failure by the Company to maintain office facilities in the Hartford, CT metropolitan area;

                (4) the Company's requiring the Executive to be based at any place outside a 50 mile radius from Farmington, Connecticut or Boston, Massachusetts, except for reasonably required travel on the Company's Business;

                (5) any material breach by the Company of any material provision of this Agreement;

                (6) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of Section 8(ii); or

                (7) the failure of the Company to obtain an agreement from any successors and assigns to assume and agree to perform this Agreement;

provided in all cases that the Company shall have received notice of any such event and if such event is curable within 20 days, the event shall not constitute Good Reason until such time shall have passed without the Company having cured the same.

          (d) Notice of Termination.  Any purported termination by the Company
              ---------------------
shall be communicated by a written Notice of Termination, provided that any notice for Termination other than termination in the event of the Executive's death or Disability or for Cause shall be given at least two weeks prior to the Termination Date. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          (e) Termination Date, Etc.  "Termination Date" shall mean in the case
              ----------------------
of the Executive's death, the date of death, or in all other cases, the date specified in the Notice of Termination. Notice by the Company is required to effect termination by the Company. Notice by the Executive is required to effect any purported termination for Good Reason. If no notice is given by the Executive, termination shall be effective on the last date the Executive reported for work with the Company, and shall be deemed to be a voluntary termination without Good Reason.

         9. Compensation Upon Termination.
            -----------------------------

            (a) If, during the Term of this Agreement, the Executive's employment is terminated by the Company for Cause, by reason of the Executive's death, if the Company or the Executive gives written notice not to extend the term of this Agreement or the Executive elects to terminate his employment without Good Reason, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date within thirty days after the Termination Date: (1) Base Salary,
(2) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive's employment for reasonable expenses incurred by the Executive on behalf of the Company through the Termination Date in accordance with the terms hereof, and (3) any compensation which the Executive had previously earned, as a bonus or otherwise, or earned and deferred (including any interest earned or credited thereon) (collectively, "Accrued Compensation"). The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

            (b) If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company's sole obligations hereunder shall be as follows:

                (1) the Company shall pay the Executive the Accrued
Compensation;

                (2) the Company shall continue to pay to the Executive Executive's Base Salary payable through the end of the Term as if this Agreement had not been terminated, in accordance with normal payroll policies of the Company (such period, the "Continuation Period"); and

                (3) for the Continuation Period, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the medical, dental and hospitalization benefits provided to the Executive at the Termination Date.

            (c) If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligation hereunder shall be to pay the Executive 100% of the Base Salary calculated on per month basis, and in accordance with the Company's present policy for the first three months following the Termination Date; provided, however, that such Base Salary
                                       --------  -------
shall be reduced by the amount of any benefits the Executive receives by reason of his Disability under the Company's relevant disability plan or plans.

            (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.

         10.  Prohibited Competition.
              -----------------------

          (a) Certain Acknowledgments and Agreements.  The Executive
              ---------------------------------------
acknowledges and agrees that, for purposes of this Agreement, a business will be deemed competitive with the Company if it is engaged in rendering of information technology consulting or information technology staffing services (the "Business").

          (b) Covenant Not to Compete.  Executive hereby acknowledges and
              ------------------------
recognizes the highly competitive nature of the Company's Business, and further acknowledges and recognizes that the services the Executive is to render are of a special character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In light of the foregoing, and because of the proprietary or confidential information to be obtained by or disclosed to the Executive, and as a material inducement for the Company to enter into this Agreement and the Merger Agreement and Stock Tender Agreement and to pay the Executive the compensation as provided herein and the consideration under the Stock Tender Agreement, the Executive covenants and agrees that during (i) the Executive's employment with the Company or later period during which Executive continues to receive any payments from the Company hereunder or should have received those payments, if earlier, and (ii) for a period of two (2) years thereafter, the Executive shall not, in the United States, Canada or India, without the prior written consent of the Company:

              (A) Own, manage, operate or control, or be employed by, or have a financial interest in any Business, or otherwise directly or indirectly engage in any activity, which is competitive with the Business of the Company in effect during Executive's employment with the Company, whether such engagement shall be as an officer, director, employee, executive, agent, lender, or security holder; provided that nothing contained herein shall preclude the Executive from purchasing or owning securities of any such business if the Executive's holdings do not exceed five (5%) percent of the issued and outstanding securities of any class of securities of such business provided further, however, nothing herein shall preclude the Executive from being employed by an entity so long as the information technology consulting or information technology staffing services are less than 20% of the revenues of such entity and the Executive is not engaged in such activities; or

              (B) For the purpose of competing with the Business of the Company, directly or indirectly solicit or enter into any arrangement with any entity or person which has been a customer, supplier, or business relation of the Business of the Company during the Executive's employment with the Company, or to the Executive's knowledge, any entity or person who was solicited by the Company as a customer, supplier or other business relation of the Business of the Company during the Executive's employment with the Company; or

              (C) Directly or indirectly hire, solicit or attempt to solicit employees, officers, personnel of or consultants to the Business of the Company (and/or its affiliates) in effect during the Executive's employment with the Company; provided, however, that the foregoing shall not apply to consultants
         --------  -------
who devote less than 50% of their working hours to the Company.

         (c) Reasonable Restrictions.  It is acknowledged and agreed by both the
             -----------------------
Executive and the Company that the restrictions contained in Section 10(b) above, including, without limitation, the time periods of the restrictions, are fair and reasonable and do not place any undue hardship on the Executive and are reasonably required for the protection of the goodwill, the Business and the interests of the Company and its officers, directors and other employees.

         (d) Enforcement.  It is the desire and intent of the parties that the
             -----------
provisions of Section 10(b) above shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of
Section 10(b) above shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of Section 10(b) above in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 10(b) is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

         (e) Remedies.  In the event of a breach or threatened breach by the
             --------
Executive of the provisions of Section 10(b) above, the Company shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

         11.  Protected Information.  The Executive shall at all times, both
              ----------------------
during and after any termination or non-renewal of this Agreement by either the Executive or the Company, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of the Executive's duties for the Company, disclose or give to others any fact or information which was disclosed to or developed by the Executive during the course of performing services for the Company and is not generally available to the public, including but not limited to information and facts concerning business plans, licensors, licensees, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section
12), or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company provided to the Executive prior to or during the Term.

         12.  Ownership of Ideas, Copyrights and Patents.
              -------------------------------------------

              (a) Property of the Company.  The Executive agrees that all ideas,
                  ------------------------
discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (all of the foregoing being hereinafter referred to as the "Inventions"), whether patentable, copyrightable or not, which the Executive may conceive, reduce to practice or develop prior to or during the Term, alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, shall be the sole and exclusive property of the Company, and that the Executive shall not publish any of the Inventions without the prior written consent of the Company. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to all of the foregoing.

              (b) Cooperation.  At any time during or after the Term, the
                  ------------
Executive agrees that the Executive will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain patents, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to the Executive, personally, shall be assigned by the Executive to the Company without charge by the Executive.

         13.  Disclosure to Future Employers.  Executive hereby agrees that he
              ------------------------------
orally will advise any business or enterprise engaged in activities of the Business of the Company which Executive may directly, or indirectly, own, manage, operate, finance, join, control or in which Executive participates in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, of the contents of the covenants contained in Sections 10, 11 and 12 of this Agreement.

         14.  Records.  Upon termination of the Executive's relationship with
              --------
the Company, the Executive shall deliver to the Company any property of the Company or materials related to Inventions which may be in the Executive's possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

         15.  Successors and Assigns.
              ----------------------

              (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include any such successors and assigns to the Company's Business and/or assets. The term "successors and assigns" as used herein shall mean a company or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

              (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. After the death or Disability of Executive, this Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative in addition to the Executive.

         16.  Arbitration.  If in the event of any controversy or claim between
              -----------
the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Connecticut. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Executive each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement. Each of the Company and the Executive shall be responsible for and pay 50% of the costs of the Panel.

         17.  Fees and Expenses.  Unless as otherwise provided for, each party
              -----------------
shall be responsible for its own legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by it in connection with the enforcement of or arbitration relating to this Agreement.

         18.  Notice.  For the purposes of this Agreement, notices and all other
              ------
communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
----------------

         Edward G. Caputo
         c/o Command Systems, Inc.
         Pond View Corporate Center
         76 Batterson Park Road
         Farmington, CT 06032
         Facsimile: (860) 409-2099

With a Copy to:
--------------

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York  10004
         Attn:  Laraine S. Rothenberg, Esq.
         Facsimile: (212) 859-8589

To the Company:
--------------

         Command Systems, Inc.
         Pond View Corporate Center

         76 Batterson Park Road
         Farmington, CT 06032
         Facsimile: (860) 409-2099
         Attn: Managing Director and Chief Executive Officer

With a Copy to:
--------------

         McDermott, Will & Emery
         50 Rockefeller Plaza
         New York, New York 10020-1605
         Attn: Cheryl V. Reicin, Esq.
         Facsimile:  (212) 547-5400
and
         ICICI Infotech, Ltd.
         Zenith House
         Keshavrao Khadye Marg
         Mahalaxmi, Mumbai 400 034
         India
         Facsimile: (011) 91-22-492-3284
         Attn:  Managing Director

         19.  Effective Time.  This Agreement shall become effective only upon
              --------------
the consummation of the Tender Offer pursuant to the Merger Agreement. If the consummation of the Tender Offer pursuant to the Merger Agreement does not occur by three months from the date hereof, this Agreement shall be null and void.

         20.  Miscellaneous.  No provision of this Agreement may be modified,
              -------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company, and, the Parent. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         21.  Governing Law.  This Agreement shall be governed by and construed
              -------------
and enforced in accordance with the laws of the State of Connecticut without giving effect to the conflict of law principles thereof.

         22.  Severability.  The provisions of this Agreement shall be deemed
              ------------
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         23.  Representations; Acknowledgements.  The Executive represents and
              ---------------------------------
warrants to the Company that he is not prohibited by any agreement, contract or understanding, whether written or oral, into which he has entered with any other person, firm, corporation or entity that contains any restraints on Executive's present or future services or restrains him in the execution or performance of his duties under this Agreement. Executive acknowledges that he has been advised that it is a fundamental policy of the Company not to, in violation of any agreement, law or rights of others, use, or allow any employee to use in connection with his employment, any confidential or proprietary information of any third party.

         24.  Entire Agreement.  This Agreement constitutes the entire agreement
              ----------------
between the parties hereto and supersedes all prior agreements between the Company and the Executive, if any, understandings and arrangements, oral or written, or among the parties hereto.

         25.  Guarantee.  The Parent guarantees the performance by the Company
              ---------
of all obligations under this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, the Executive has executed this Agreement and, the Parent has caused this Agreement to be executed by its duly authorized officers, as of the day and year first above written.

                             COMMAND SYSTEMS, INC.


                             By: Stephen L. Willcox
                                 ------------------
                             Name: Stephen L. Willcox
                             Title:  Chief Operating Officer



                             /s/ Edward G. Caputo
                             ---------------------
                             Edward G. Caputo




                             ICICI INFOTECH INC.


                             By: /s/ V. Srinivasan
                                 -----------------
                             Name: V. Srinivasan
                             Title: Managing Director